Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpower.com

Media
Natalie Wymer
408-457-2348
Natalie.Wymer@sunpower.com

SunPower Reports Fourth Quarter and FY 2017 Results
Company Reports Strong Q4 Revenue and Adjusted EBITDA, Exceeds Cash Forecasts
Proposed Sale of 8point3, Residential Lease Portfolio to Improve Near-Term Liquidity

SAN JOSE, Calif., Feb. 14, 2018 - SunPower Corp. (NASDAQ:SPWR) today announced financial results for its fourth quarter ended December 31, 2017.

($ Millions, except percentages and per-share data)	4th Quarter 2017	3rd Quarter 2017	4th Quarter 2016	FY 2017	FY 2016
GAAP revenue	$658.1	$477.2	$1,024.9	$1,871.8	$2,559.6
GAAP gross margin	(2.3)%	3.3%	(3.1)%	(0.8)%	7.4%
GAAP net loss	$(568.7)	$(54.2)	$(275.1)	$(851.2)	$(471.1)
GAAP net loss per diluted share	$(4.07)	$(0.39)	$(1.99)	$(6.11)	$(3.41)
Non-GAAP revenue[1]	$824.0	$533.6	$1,097.3	$2,128.6	$2,702.9
Non-GAAP gross margin[1,2]	11.9%	12.8%	6.4%	11.1%	14.5%
Non-GAAP net income (loss)[1,2]	$35.8	$29.5	$3.3	$(34.4)	$85.0
Non-GAAP net income (loss) per diluted share[1,2]	$0.25	$0.21	$0.02	$(0.25)	$0.60
Adjusted EBITDA[1,2]	$100.3	$67.3	$71.4	$189.7	$311.9
Operating cash flow	$47.9	$(26.6)	$486.1	$(267.4)	$(312.3)
1Information about SunPower's use of non-GAAP financial information, including a reconciliation to U.S. GAAP, is provided under "Use of Non-GAAP Financial Measures" below.
2Excludes polysilicon costs related to its above market polysilicon contracts.

“We are pleased with our results for the quarter, which were the product of solid execution across all business segments,” said Tom Werner, SunPower president and CEO. “In our distributed generation business, demand remained strong through the end of the year, enabling SunPower to gain share in both our residential and commercial segments. Our solid performance in commercial reflected the completion of a number of key projects including the 28-megawatt (MW) Vandenberg Air Force project while expanding our footprint in storage and booking of our first Helix storage project. Demand for our high quality, industry leading residential solutions remained robust as we exceeded plan in all core markets. For the full year, our residential MW deployments grew more than 25 percent, reinforcing our market leadership position in this segment. In our power plant business, we completed and sold the 110-MW El Pelicano project in Chile in the fourth quarter generating significant cash and delevering the balance sheet. We are seeing continued growth in our SunPower Solutions group as well, including the recent award of 115 MW of rooftop projects in the latest French tender.

“In our upstream business, we are on track to achieve our long-term cost reduction targets and our Fabs remain at 100 percent utilization. We are particularly pleased with the progress of our next generation solar cell and module technology and are proceeding with installation of the first full-scale Next Generation Technology (NGT) manufacturing line at Fab 3 with volume production planned in the second half of this year.

“We executed well against our 2017 strategic goals, significantly improving cash flow, continuing our restructuring efforts and reducing operating expenses. In our power plant business, we remain focused on transitioning from project development to equipment supply through our SunPower Solutions group in order to improve capital investment returns as well as reduce SunPower’s risk profile. We are also continuing with our plans to identify and monetize assets as evidenced by our recent announcement on the proposed sale of our ownership stake in 8point3 Energy Partners. Additionally, we expect to monetize more than 400 MW of SunPower leases that we currently hold on our balance sheet. Combined, both of these actions will materially improve our liquidity, delever our balance sheet and simplify our financial statements. Also, we will utilize these additional resources to further invest in our core growth initiatives including our next generation cell and panel technology, our digital platform, energy storage and our distributed generation business.

“In relation to the 201 solar tariff decision, the product exclusion process was published today.  We will continue to work through this process with the Administration to convey that only SunPower can make a copper-plated, interdigitated back contact solar cells and that with an exclusion, SunPower can further invest in research and development to improve on its market-leading efficiency and performance while demonstrating America’s continuing leadership in solar energy innovation. Unfortunately, we are already seeing a negative near-term impact from the ruling as the increased costs due to import tariffs have delayed certain 2018 projects and made other projects uneconomical. We have also put our planned $20 million U.S. employment expansion on hold and are considering other significant cost saving initiatives to lower our overall expense structure and improve our financial performance. Given the early stages of this review, we are not prepared to discuss specific actions at this time but expect to communicate our plans on or before our next earnings call. Our focus has been, and will continue to be, on driving cash flow, strengthening our balance sheet and positioning the company for sustained profitability.”

“Our solid project execution in all market segments and prudent management of expenses enabled us to achieve our fourth quarter goals,” said Chuck Boynton, SunPower chief financial officer. “Financially, we benefitted from our restructuring efforts as operating expenses declined more than 20 percent year over year. We posted positive cash flow for the quarter and exited the year with more than $450 million in cash, ahead of our forecasts. With our current liquidity, the pending sale of our ownership position in 8point3 and the expected monetization of approximately 400 MW of lease assets later this year, we are confident we will have the resources available to retire our $300 million convertible bond in June and fund areas of growth in 2018.”

As mentioned above, the company, in accordance with its announced strategic review, made the decision in the fourth quarter to monetize its interests in its high-quality lease portfolio. The company currently holds approximately 400 MW of leases with more than 45,000 customers representing more than $1.4 billion of long-term receivables. This decision, which is expected to generate at least $200 million in proceeds, in line with the company’s efforts to improve its liquidity. While the lease assets are performing at, or better than our expectations, due to our decision to monetize and deconsolidate the portfolio, the company determined it was necessary to evaluate the potential for impairment in its ability to recover the carrying amount of its lease portfolio on a discounted cash flow basis. In accordance with such evaluation, the company recorded a $474 million non-cash GAAP charge driven primarily by the difference of lease accounting treatment and the applied discount rate for lease assets that would be held to maturity versus the rate applied to the sale of assets before maturity. The company expects to incur additional charges in the first quarter as it adds leases through the close of the proposed transaction. SunPower believes that this transaction will drive significant cash proceeds, a reduction in invested capital as well as a more transparent presentation of its financial statements.

Fourth quarter fiscal 2017 non-GAAP results exclude net adjustments that, in the aggregate, improved non-GAAP earnings by $604.4 million, including $28.4 million related to sale-leaseback transactions, $473.7 million related to impairment of residential lease assets, $81.8 million related to cost of above market polysilicon, $9.3 million related to stock-based compensation expense, $8.8 million related to intangibles, and $2.4 million of other non-GAAP adjustments.

Financial Outlook
The company’s first quarter GAAP guidance is as follows: revenue of $280 million to $330 million, gross margin of (2.5) percent to (0.5) percent and a net loss of $110 million to $90 million. First quarter 2018 GAAP guidance includes the impact of the company’s HoldCo asset strategy and revenue and timing deferrals due to sale-leaseback transactions as well as the impact of charges related to the company’s restructuring initiatives. On a non-GAAP basis, the company expects revenue of $300 million to $350 million, gross margin of 4 percent to 6 percent, Adjusted EBITDA of $5 million to $25 million and megawatts deployed in the range of 275 MW to 305 MW.

Fiscal year 2018 guidance includes the anticipated impact of the recent 201 decision and is as follows. The company expects revenue of $1.6 billion to $2.0 billion on a GAAP basis and $1.8 billion to $2.2 billion on a non-GAAP basis, gigawatts (GW) deployed in the range of 1.5 GW to 1.9 GW, non-GAAP operational expenses of less than $290 million, capital expenditures of approximately $100 million and positive EBITDA for the year.

The company will host a conference call for investors this afternoon to discuss its fourth quarter 2017 performance at 1:30 p.m. Pacific Time. The call will be webcast and can be accessed from SunPower’s website at http://investors.sunpower.com/events.cfm.

This press release contains both GAAP and non-GAAP financial information. Non-GAAP figures are reconciled to the closest GAAP equivalent categories in the financial attachment of this press release. Please note that the company has posted supplemental information and slides related to its fourth quarter 2017 performance on the Events and Presentations section of SunPower’s Investor Relations page at http://investors.sunpower.com/events.cfm. The capacity of power plants in this release is described in approximate megawatts on a direct current (dc) basis unless otherwise noted.

About SunPower
As one of the world's most innovative and sustainable energy companies, SunPower Corporation (NASDAQ:SPWR) provides a diverse group of customers with complete solar solutions and services. Residential customers, businesses, governments, schools and utilities around the globe rely on SunPower's more than 30 years of proven experience. From the first flip of the switch, SunPower delivers maximum value and superb performance throughout the long life of every solar system. Headquartered in Silicon Valley, SunPower has dedicated, customer-focused employees in Africa, Asia, Australia, Europe, North and South America. For more information about how SunPower is changing the way our world is powered, visit www.sunpower.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: (a) our expectations and plans regarding growth and market share, profitability, investment returns, risk profile, and financial performance in each of our business lines; (b) our expectations regarding our cost reduction efforts, product and manufacturing expansion plans, and production goals; (c) our strategic goals and plans, and our ability to achieve them; (d) our ability to successfully complete key strategic transactions, including the sale of our interest in 8point3 Partners, our planned monetization of our lease portfolio and associated accounting charges, and our expectations regarding the proceeds of such transactions; (e) our expectations regarding our restructuring plan and associated initiatives, including plans to shift our focus, simplify our business model and financials, and identify and monetize non-core assets, and the impact of these initiatives on our liquidity, financial performance, cash flow, and operating expenses; (f) our plans to invest in technologies and strategic initiatives and allocate resources; (g) the impact of tariffs imposed pursuant to the Section 201 trade action on our business, our expectations for the product exclusion process, and our response plans and their anticipated effectiveness; (h) our plans for hiring, expansion, and cost savings initiatives, and the expected financial impact and timing thereof; (i) our positioning for future success, long-term competitiveness, and our ability to return to sustained profitability; (j) our ability to retire our 2018 convertible bonds, strengthen our balance sheet, complete planned project sales, deleverage our balance sheet, and generate additional cash proceeds to fund our planned growth initiatives; (k) our expectations for the solar industry and the markets we serve, including market conditions, tariff and associated impacts, and long-term prospects; (l) our first quarter fiscal 2018 guidance, including GAAP revenue, gross margin, and net loss, as well as non-GAAP revenue, gross margin, Adjusted EBITDA, and MW deployed; and (m) fiscal year 2018 guidance, including GAAP and non-GAAP revenue, GW deployed, operational expenditures, capital expenditures, and Adjusted EBITDA. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) competition in the solar and general energy industry and downward pressure on selling prices and wholesale energy pricing; (2) our liquidity, substantial indebtedness, and ability to obtain additional financing for our projects and customers; (3) changes in public policy, including the imposition and applicability of tariffs pursuant to the Section 201 trade action and the process for exemptions; (4) regulatory changes and the availability of economic incentives promoting use of solar energy; (5) challenges inherent in constructing certain of our large projects; (6) the success of our ongoing research and development efforts and our ability to commercialize new products and services, including products and services developed through strategic partnerships; (7) fluctuations in our operating results; (8) appropriately sizing our manufacturing capacity and containing manufacturing and logistics difficulties that could arise; (9) challenges managing our joint ventures and partnerships; (10) challenges executing on our HoldCo and YieldCo strategies, including the risk that we may not be able to successfully monetize our interest in 8point3 Energy Partners; (11) fluctuations or declines in the performance of our solar panels and other products and solutions; and (12) our ability to successfully implement actions to meet our cost reduction targets, reduce capital expenditures, and implement our restructuring plan and associated initiatives, including plans to sell projects, monetize assets, and streamline our business and focus.  A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”  Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com.  All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

©2018 SunPower Corporation. All rights reserved. SUNPOWER, the SUNPOWER logo, EQUINOX and HELIX are trademarks or registered trademarks of SunPower Corporation in the U.S. and other countries as well.
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SUNPOWER CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Dec. 31, 2017	Jan. 1, 2017
Assets
Current assets:
Cash and cash equivalents	$435,097	$425,309
Restricted cash and cash equivalents, current portion	43,709	33,657
Accounts receivable, net	215,479	219,638
Costs and estimated earnings in excess of billings	18,203	32,780
Inventories	352,829	401,707
Advances to suppliers, current portion	30,689	111,479
Project assets - plants and land, current portion	103,063	374,459
Prepaid expenses and other current assets	152,444	315,670
Total current assets	1,351,513	1,914,699

Restricted cash and cash equivalents, net of current portion	65,531	55,246
Restricted long-term marketable securities	6,238	4,971
Property, plant and equipment, net	1,148,042	1,027,066
Solar power systems leased and to be leased, net	428,149	621,267
Project assets - plants and land, net of current portion	—	33,571
Advances to suppliers, net of current portion	185,299	173,277
Long-term financing receivables, net	338,877	507,333
Goodwill and other intangible assets, net	25,519	44,218
Other long-term assets	80,146	185,519
Total assets	$3,629,314	$4,567,167

Liabilities and Equity
Current liabilities:
Accounts payable	$406,902	$540,295
Accrued liabilities	267,760	391,226
Billings in excess of costs and estimated earnings	8,708	77,140
Short-term debt	58,131	71,376
Convertible debt, current portion	299,685	—
Customer advances, current portion	54,999	10,138
Total current liabilities	1,096,185	1,090,175

Long-term debt	430,634	451,243
Convertible debt	816,454	1,113,478
Customer advances, net of current portion	69,062	298
Other long-term liabilities	954,646	721,032
Total liabilities	3,366,981	3,376,226

Redeemable noncontrolling interests in subsidiaries	15,236	103,621

Equity:
Preferred stock	—	—
Common stock	140	139
Additional paid-in capital	2,442,513	2,410,395
Accumulated deficit	(2,115,188)	(1,218,681)
Accumulated other comprehensive loss	(3,008)	(7,238)
Treasury stock, at cost	(181,539)	(176,783)
Total stockholders' equity	142,918	1,007,832
Noncontrolling interests in subsidiaries	104,179	79,488
Total equity	247,097	1,087,320
Total liabilities and equity	$3,629,314	$4,567,167

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	December 31, 2017	October 1, 2017	January 1, 2017	December 31, 2017	January 1, 2017
Revenue:
Residential	$175,652	$153,258	$220,464	$622,066	$720,331
Commercial	147,559	106,005	146,874	461,932	436,915
Power Plant	334,889	217,928	657,551	787,815	1,402,316
Total revenue	658,100	477,191	1,024,889	1,871,813	2,559,562
Cost of revenue:
Residential	165,683	126,614	207,604	544,041	603,559
Commercial	174,948	99,988	171,344	483,095	438,711
Power Plant	332,701	234,931	678,014	859,948	1,327,326
Total cost of revenue	673,332	461,533	1,056,962	1,887,084	2,369,596
Gross margin	(15,232)	15,658	(32,073)	(15,271)	189,966
Operating expenses:
Research and development	19,823	20,693	23,860	80,785	116,130
Selling, general and administrative	72,526	68,401	66,517	277,033	329,061
Restructuring charges	2,769	3,517	175,774	21,045	207,189
Impairment of residential lease assets	624,335	—	—	624,335	—
Total operating expenses	719,453	92,611	266,151	1,003,198	652,380
Operating loss	(734,685)	(76,953)	(298,224)	(1,018,469)	(462,414)
Other income (expense), net:
Interest income	139	636	519	2,100	2,652
Interest expense	(24,717)	(21,898)	(18,091)	(89,754)	(60,735)
Gain on settlement of preexisting relationships in connection with acquisition	—	—	—	—	203,252
Loss on equity method investment in connection with acquisition	—	—	—	—	(90,946)
Goodwill impairment	—	—	—	—	(147,365)
Other, net	8,399	(1,406)	8,184	(10,941)	(9,039)
Other expense, net	(16,179)	(22,668)	(9,388)	(98,595)	(102,181)
Loss before income taxes and equity in earnings of unconsolidated investees	(750,864)	(99,621)	(307,612)	(1,117,064)	(564,595)
Benefit from (provision for) income taxes	2,870	5,457	9,559	3,943	(7,319)
Equity in earnings of unconsolidated investees	(1,598)	15,308	3,714	20,211	28,070
Net loss	(749,592)	(78,856)	(294,339)	(1,092,910)	(543,844)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	180,915	24,609	19,221	241,747	72,780
Net loss attributable to stockholders	$(568,677)	$(54,247)	$(275,118)	$(851,163)	$(471,064)

Net loss per share attributable to stockholders:
- Basic	$(4.07)	$(0.39)	$(1.99)	$(6.11)	$(3.41)
- Diluted	$(4.07)	$(0.39)	$(1.99)	$(6.11)	$(3.41)
Weighted-average shares:
- Basic	139,613	139,517	138,442	139,370	137,985
- Diluted	139,613	139,517	138,442	139,370	137,985

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	December 31, 2017	October 1, 2017	January 1, 2017	December 31, 2017	January 1, 2017

Cash flows from operating activities:
Net loss	$(749,592)	$(78,856)	$(294,339)	$(1,092,910)	$(543,844)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	55,157	46,188	51,367	188,698	174,209
Stock-based compensation	9,294	9,399	12,596	34,674	61,498
Non-cash interest expense	5,837	4,818	94	18,390	1,057
Non-cash restructuring charges	—	—	148,791	—	166,717
Gain on settlement of preexisting relationships in connection with acquisition	—	—	—	—	(203,252)
Impairment of equity method investment	—	—	—	8,607	90,946
Goodwill impairment	—	—	—	—	147,365
Dividend from 8point3 Energy Partners LP	7,859	7,631	6,949	30,091	6,949
Equity in loss of unconsolidated investees	1,598	(15,308)	(3,714)	(20,211)	(28,070)
Gain on sale of equity method investment	(5,346)	—	—	(5,346)	—
Excess tax benefit from stock-based compensation	—	—	(1,588)	—	(2,810)
Deferred income taxes	(8,541)	290	(9,402)	(6,966)	(6,611)
Impairment of residential lease assets	624,335	—	—	624,335	—
Other, net	(3,881)	1,020	988	1,299	4,793
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(35,234)	10,331	3,097	(458)	(33,466)
Costs and estimated earnings in excess of billings	1,026	394	(7,381)	14,577	6,198
Inventories	28,776	9,432	30,698	(38,236)	(70,448)
Project assets	81,177	(2,194)	467,893	19,153	33,248
Prepaid expenses and other assets	8,240	11,525	(20,535)	158,868	48,758
Long-term financing receivables, net	(32,343)	(28,984)	(35,999)	(123,842)	(172,542)
Advances to suppliers	16,075	19,910	29,338	68,767	74,341
Accounts payable and other accrued liabilities	36,272	(20,495)	132,056	(192,096)	(12,146)

Billings in excess of costs and estimated earnings	270	(3,269)	(22,325)	(68,432)	(38,204)
Customer advances	6,913	1,556	(2,529)	113,626	(16,969)
Net cash provided by (used in) operating activities	47,892	(26,612)	486,055	(267,412)	(312,283)
Cash flows from investing activities:
Purchases of property, plant and equipment	(12,177)	(12,491)	(37,619)	(69,791)	(187,094)
Cash paid for solar power systems, leased and to be leased	(22,007)	(23,504)	(19,872)	(86,539)	(84,289)
Cash paid for solar power systems	(88,306)	(30,230)	(36,464)	(126,548)	(38,746)
Proceeds from sales or maturities of marketable securities	—	—	—	—	6,210
Payments to 8point3 Energy Partners LP	—	—	—	—	(9,838)
Purchases of marketable securities	—	(1,306)	(4,955)	(1,306)	(4,955)
Cash paid for acquisitions, net of cash acquired	—	—	—	—	(24,003)
Dividend from equity method investees	882	1,470	—	3,773	—
Proceeds from sale of investment in joint ventures and non-public companies	5,954	—	—	5,954	—
Cash paid for investments in unconsolidated investees	(2,680)	(4,344)	(501)	(18,627)	(11,547)
Cash paid for intangibles	—	—	(521)	—	(521)
Net cash used in investing activities	(118,334)	(70,405)	(99,932)	(293,084)	(354,783)
Cash flows from financing activities:
Cash paid for acquisitions	—	—	(5,714)	—	(5,714)
Proceeds from bank loans and other debt	56,104	81,749	113,645	339,253	113,645
Repayment of bank loans and other debt	(54,755)	(74,622)	(128,029)	(358,317)	(143,601)
Proceeds from issuance of non-recourse residential financing, net of issuance costs	6,435	52,535	41,128	89,612	183,990
Repayment of non-recourse residential financing	(2,133)	(1,731)	(1,225)	(6,888)	(37,932)
Contributions from noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	55,591	44,412	54,611	196,628	146,334
Distributions to noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	(5,200)	(4,574)	(5,620)	(18,228)	(19,039)

Proceeds from issuance of non-recourse power plant and commercial financing, net of issuance costs	209,222	92,014	136,536	527,897	738,822
Repayment of non-recourse power plant and commercial financing	(27,463)	(116,585)	(537,671)	(176,069)	(795,209)
Contributions from noncontrolling interests attributable to power plant and commercial projects	—	800	—	800	—
Excess tax benefit from stock-based compensation	—	—	(1,222)	—	—
Purchases of stock for tax withholding obligations on vested restricted stock	(366)	(175)	(564)	(4,756)	(21,517)
Net cash provided by (used in) financing activities	237,435	73,823	(334,125)	589,932	159,779
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(609)	124	(745)	689	735
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	166,384	(23,070)	51,253	30,125	(506,552)
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period	377,953	401,023	462,959	514,212	1,020,764
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$544,337	$377,953	$514,212	$544,337	$514,212

Non-cash transactions:
Assignment of residential lease receivables to third parties	$39	$65	$568	$129	$4,290
Costs of solar power systems, leased and to be leased, sourced from existing inventory	$15,296	$14,925	$13,439	$57,688	$57,422
Costs of solar power systems, leased and to be leased, funded by liabilities	$5,527	$5,298	$3,026	$5,527	$3,026
Costs of solar power systems under sale-leaseback financing arrangements sourced from project assets	$44,490	$10,266	$20,596	$110,375	$27,971
Property, plant and equipment acquisitions funded by liabilities	$15,706	$32,367	$43,817	$15,706	$43,817
Net reclassification of cash proceeds offset by project assets in connection with the deconsolidation of assets sold to the 8point3 Group	$—	$445	$2,274	$4,918	$45,862

Exchange of receivables for an investment in an unconsolidated investee	$—	$—	$—	$—	$2,890
Contractual obligations satisfied with inventory	$14,820	$13,187	$—	$34,675	$—
Assumption of debt by buyer	$196,104	$—	$—	$196,104	$—
Acquisition funded by liabilities	$—	$—	$103,354	$—	$103,354

Use of Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, the company uses non-GAAP measures that are adjusted for certain items from the most directly comparable GAAP measures, as described below. The specific non-GAAP measures listed below are: revenue; gross profit/margin; net income (loss); net income (loss) per diluted share; and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Management believes that each of these non-GAAP measures is useful to investors, enabling them to better assess changes in each of these key elements of the company's results of operations across different reporting periods on a consistent basis, independent of certain items as described below. Thus, each of these non-GAAP financial measures provides investors with another method to assess the company's operating results in a manner that is focused on its ongoing, core operating performance, absent the effects of these items. Management uses these non-GAAP measures internally to assess the business, its financial performance, current and historical results, as well as for strategic decision-making and forecasting future results. Many of the analysts covering the company also use these non-GAAP measures in their analyses. Given management's use of these non-GAAP measures, the company believes these measures are important to investors in understanding the company's operating results as seen through the eyes of management. These non-GAAP measures are not prepared in accordance with GAAP or intended to be a replacement for GAAP financial data; the non-GAAP measures should be reviewed together with the GAAP measures and are not intended to serve as a substitute for results under GAAP, and may be different from non-GAAP measures used by other companies.

Non-GAAP revenue includes adjustments relating to 8point3, utility and power plant projects, the sale of operating lease assets, and sale-leaseback transactions, each as described below. In addition to those same adjustments, Non-GAAP gross profit/margin includes adjustments relating to cost of above-market polysilicon, stock-based compensation, amortization of intangible assets, depreciation of idle equipment, non-cash interest expense, and arbitration ruling, each as described below. In addition to those same adjustments, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share are adjusted for adjustments relating to impairment of residential lease assets, goodwill impairment, restructuring expense, IPO-related costs, the tax effect of these non-GAAP adjustments, and other items, each as described below. In addition to the same adjustments as non-GAAP net income (loss), Adjusted EBITDA includes adjustments relating to cash interest expense (net of interest income), provision for (benefit from) income taxes, and depreciation.

Non-GAAP Adjustments Based on International Financial Reporting Standards (“IFRS”)

The company’s non-GAAP results include adjustments to recognize revenue and profit under IFRS that are consistent with the adjustments made in connection with the company’s reporting process as part of its status as a consolidated subsidiary of Total S.A., a foreign public registrant which reports under IFRS. Differences between GAAP and IFRS reflected in the company’s non-GAAP results are further described below. In these situations, management believes that IFRS enables investors to better evaluate the company’s revenue and profit generation performance, and assists in aligning the perspectives of our management and noncontrolling shareholders with those of Total S.A., our controlling shareholder.

•
8point3. In 2015, 8point3 Energy Partners LP ("8point3 Energy Partners"), a joint YieldCo vehicle, was formed by the company and First Solar, Inc. ("First Solar" and, together with the company, the "Sponsors") to own, operate and acquire solar energy generation assets. Class A shares of 8point3 Energy Partners are now listed on the NASDAQ Global Select Market under the trading symbol “CAFD.” Immediately after the IPO, the company contributed a portfolio of 170 MW of its solar generation assets (the “SPWR Projects”) to 8point3 Operating Company, LLC ("OpCo"), 8point3 Energy Partners' primary operating subsidiary. In exchange for the SPWR Projects, the company received cash proceeds as well as equity interests in several 8point3 Energy Partners affiliated entities: primarily common and subordinated units representing a 40.7% stake in OpCo and a 50.0% economic and management stake in 8point3 Holding Company, LLC (“Holdings”), the parent company of the general partner of 8point3 Energy Partners and the owner of incentive distribution rights in OpCo. Holdings, OpCo, 8point3 Energy Partners and their respective subsidiaries are referred to herein as the “8point3 Group” or “8point3.”

The company includes adjustments related to the sales of projects contributed to 8point3 based on the difference between the fair market value of the consideration received and the net carrying value of the projects contributed, of which, a portion is deferred in proportion to the company’s retained equity stake in 8point3. The deferred profit is subsequently recognized over time. With certain exceptions such as for projects already in operation, the company’s revenue is equal to the fair market value of the consideration received, and cost of goods sold is equal to the net carrying value plus a partial deferral of profit proportionate with the retained equity stake. Under GAAP, these sales are recognized under either real estate, lease, or consolidation accounting guidance depending upon the nature of the individual asset contributed, with outcomes ranging from no, partial, or full profit recognition. IFRS profit, less deferrals associated with retained equity, is recognized for sales related to the residential lease portfolio. Revenue recognition for other projects sold to 8point3 is deferred until these projects reach commercial operations. Equity in earnings of unconsolidated investees also includes the impact of the company’s share of 8point3’s earnings related to sales of projects receiving sales recognition under IFRS but not GAAP.

•
Utility and power plant projects. The company includes adjustments related to the revenue recognition of certain utility and power plant projects based on percentage-of-completion accounting and, when relevant, the allocation of revenue and margin to the company’s project development efforts at the time of initial project sale. Under GAAP, such projects are accounted for under real estate accounting guidance, under which no separate allocation to the company’s project development efforts occurs and the amount of revenue and margin that is recognized may be limited in circumstances where the company has certain forms of continuing involvement in the project. Over the life of each project, cumulative revenue and gross margin will eventually be equivalent under both GAAP and IFRS; however, revenue and gross margin will generally be recognized earlier under IFRS. Within each project, the relationship between the adjustments to revenue and gross margins is generally consistent. However, as the company may have multiple utility and power plant projects in differing stages of progress at any given time, the relationship in the aggregate will occasionally appear otherwise.

•
Sale of operating lease assets. The company includes adjustments related to the revenue recognition on the sale of certain solar assets subject to an operating lease (or of solar assets that are leased by or intended to be leased by the third-party purchaser to another party) based on the net proceeds received from the purchaser. Under GAAP, these sales are accounted for as borrowing transactions in accordance with lease accounting guidance. Under such guidance, revenue and profit recognition is based on rental payments made by the end lessee, and the net proceeds from the purchaser are recorded as a non-recourse borrowing liability, with imputed interest expense recorded on the liability. This treatment continues until the company has transferred the substantial risks of ownership, as defined by lease accounting guidance, to the purchaser, at which point the sale is recognized.

•
Sale-leaseback transactions. The company includes adjustments primarily related to the revenue recognition on certain sale-leaseback transactions based on the net proceeds received from the buyer-lessor. Under GAAP, these transactions are accounted for under the financing method in accordance with real estate accounting guidance. Under such guidance, no revenue or profit is recognized at the inception of the transaction, and the net proceeds from the buyer-lessor are recorded as a financing liability. Imputed interest is recorded on the liability equal to the company’s incremental borrowing rate adjusted solely to prevent negative amortization.

Other Non-GAAP Adjustments

•
Impairment of residential lease assets. In fiscal 2017, the company made the decision to sell its interest in the residential lease portfolio and as a result of this triggering event, determined it was necessary to evaluate the potential for impairment in its ability to recover the carrying amount of the residential lease portfolio. In accordance with such evaluation, the company recognized a non-cash impairment charge on its solar power systems leased and to be leased and an allowance for losses related financing receivables. Management believes that it is appropriate to exclude the impact of residential lease assets impairment from the company's non-GAAP financial measures as they are not reflective of ongoing operating results and do not contribute to a meaningful evaluation of a company's past operating performance.

•
Cost of above-market polysilicon. The company has entered in previous years into multiple long-term, fixed-price supply agreements to purchase polysilicon for periods of up to 10 years. The prices in these supply agreements, which incorporate a cash portion and a non-cash portion attributable to the amortization of prepayments made under the agreements, significantly exceed market prices. Additionally, in order to reduce inventory and improve working capital, the Company has periodically elected to sell polysilicon inventory in the marketplace at prices below the Company’s purchase price, thereby incurring a loss. Management believes that it is appropriate to exclude the impact of its above-market cost of polysilicon, including the effect of above-market polysilicon on product costs, losses incurred on sales of polysilicon to third parties, and inventory reserves and project asset impairments from the company's non-GAAP financial measures as they are not reflective of ongoing operating results and do not contribute to a meaningful evaluation of a company's past operating performance.

•
Stock-based compensation. Stock-based compensation relates primarily to the company’s equity incentive awards. Stock-based compensation is a non-cash expense that is dependent on market forces that are difficult to predict. Management believes that this adjustment for stock-based compensation provides investors with a basis to measure the company's core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.

•
Amortization of intangible assets. The company incurs amortization of intangible assets as a result of acquisitions, which includes patents, purchased technology, project pipeline assets, and in-process research and development. Management believes that it is appropriate to exclude these amortization charges from the company’s non-GAAP financial measures as they arise from prior acquisitions, are not reflective of ongoing operating results, and do not contribute to a meaningful evaluation of a company’s past operating performance.

•
Depreciation of idle equipment. In the fourth quarter of 2017, the company changed the deployment plan for its next generation of solar cell technology, which made certain then temporarily idle equipment obsolete, and therefore, retired that affected equipment. Such asset depreciation is excluded from the company's non-GAAP financial measures as it is non-cash in nature and not reflective of ongoing operating results. Excluding this data provides investors with a basis to compare the company's performance against the performance of other companies without such charges.

•
Non-cash interest expense. The company incurs non-cash interest expense related to the amortization of items such as original issuance discounts on its debt. The company excludes non-cash interest expense because the expense does not reflect its financial results in the period incurred. Management believes that this adjustment for non-cash interest expense provides investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without non-cash interest expense.

•
Goodwill impairment. In the third quarter of 2016, the company performed an interim goodwill impairment evaluation, due to current market circumstances, including a decline in the company's stock price which resulted in the market capitalization of the company being below its book value. The company’s preliminary calculation determined that the implied fair value of goodwill for all reporting units was zero and therefore recorded a goodwill impairment loss of $147.4 million, which includes $89.6 million of goodwill recognized in the third quarter of 2016 in connection with the company’s acquisition of the remaining 50% of AUOSP, a joint venture for the purpose of manufacturing solar cells in which the company previously owned 50%. No adjustment to non-GAAP financial measures was made for the portion of the impairment charge derived from AUOSP, resulting in a non-GAAP adjustment of $57.8 million. Management believes that it is appropriate to exclude this impairment charge from the company’s non-GAAP financial measures as it arises from prior acquisitions, is not reflective of ongoing operating results, and does not contribute to a meaningful evaluation of a company’s past operating performance. The impact of the AUOSP acquisition to the company’s GAAP and non-GAAP income statements in the third quarter of 2016 was $22.7 million, including a $203.2 million gain on settling preexisting relationships offset by a $90.9 million loss on the prior equity method investment and $89.6 million of goodwill impairment.

•
Restructuring expense. The company incurs restructuring expenses related to reorganization plans aimed towards realigning resources consistent with the company’s global strategy and improving its overall operating efficiency and cost structure. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have historically occurred infrequently. Although the company has engaged in restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from the company's non-GAAP financial measures as they are not reflective of ongoing operating results or contribute to a meaningful evaluation of a company's past operating performance.

•
Arbitration ruling. On January 28, 2015, an arbitral tribunal of the International Court of Arbitration of the International Chamber of Commerce declared a binding partial award in the matter of an arbitration between First Philippine Electric Corporation (“FPEC”) and First Philippine Solar Corporation (“FPSC”) against SunPower Philippines Manufacturing, Ltd. (“SPML”), the Company’s wholly-owned subsidiary. The tribunal found SPML in breach of its obligations under its supply agreement with FPSC, and in breach of its joint venture agreement with FPEC. The second partial and final awards dated July 14, 2015 and September 30, 2015, respectively, reduced the estimated amounts to be paid to FPEC, and on July 22, 2016, SPML entered into a settlement with FPEC and FPSC and paid a total of $50.5 million in settlement of all claims between the parties. As a result, the Company recorded its best estimate of probable loss related to this case at the time of the initial ruling and updated the estimate as circumstances warranted. As this loss is nonrecurring in nature, excluding this data provides investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without similar impacts.

•
IPO-related costs. Costs incurred related to the IPO of 8point3 included legal, accounting, advisory, valuation, and other expenses, as well as modifications to or terminations of certain existing financing structures in preparation for the sale to 8point3. As these costs are non-recurring in nature, excluding this data provides investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without similar impacts.

•
Other. The company combines amounts previously disclosed under separate captions into “Other” when amounts do not have a significant impact on the presented fiscal periods. Management believes that these adjustments provide investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without similar impacts.

•
Tax effect. This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation of non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share. The company's non-GAAP tax amount is based on estimated cash tax expense and reserves. The company forecasts its annual cash tax liability and allocates the tax to each quarter in a manner generally consistent with its GAAP methodology. This approach is designed to enhance investors’ ability to understand the impact of the company's tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense.

•	Adjusted EBITDA adjustments. When calculating Adjusted EBITDA, in addition to adjustments described above, the company excludes the impact during the period of the following items:

•	Cash interest expense, net of interest income

•	Provision for (benefit from) income taxes

•	Depreciation

Management presents this non-GAAP financial measure to enable investors to evaluate the company's performance, including compared with the performance of other companies.

For more information about these non-GAAP financial measures, please see the tables captioned "Reconciliations of GAAP Measures to Non-GAAP Measures" set forth at the end of this release, which should be read together with the preceding financial statements prepared in accordance with GAAP.

SUNPOWER CORPORATION
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

Adjustments to Revenue:

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	Dec. 31, 2017	Oct. 1, 2017	Jan. 1, 2017	Dec. 31, 2017	Jan. 1, 2017
GAAP revenue	$658,100	$477,191	$1,024,889	$1,871,813	$2,559,562
Adjustments based on IFRS:
8point3	(1,248)	(899)	44,991	(1,657)	61,718
Utility and power plant projects	3,306	5,887	(4,047)	(14,252)	9,443
Sale of operating lease assets	—	—	(34,406)	—	(6,396)
Sale-leaseback transactions	163,837	51,412	65,887	272,654	78,533
Non-GAAP revenue	$823,995	$533,591	$1,097,314	$2,128,558	$2,702,860

Adjustments to Gross Profit / Margin:

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	Dec. 31, 2017	Oct. 1, 2017	Jan. 1, 2017	Dec. 31, 2017	Jan. 1, 2017
GAAP gross profit	$(15,232)	$15,658	$(32,073)	$(15,271)	$189,966
Adjustments based on IFRS:
8point3	(432)	(377)	1,576	1,250	10,512
Utility and power plant projects	(1,529)	3,367	2,542	31,390	10,274
Sale of operating lease assets	—	—	(10,105)	—	(1,942)
Sale-leaseback transactions	25,839	10,669	8,278	31,094	11,351
Other adjustments:
Cost of above-market polysilicon	81,804	33,461	92,235	166,906	148,265
Stock-based compensation expense	2,783	2,875	4,959	7,894	20,577
Amortization of intangible assets	2,505	2,567	2,568	10,206	7,679
Depreciation of idle equipment	2,300	—	—	2,300	—
Non-cash interest expense	2	10	70	32	956
Arbitration ruling	—	—	—	—	(5,852)
Non-GAAP gross profit	$98,040	$68,230	$70,050	$235,801	$391,786

GAAP gross margin (%)	(2.3)%	3.3%	(3.1)%	(0.8)%	7.4%
Non-GAAP gross margin (%)	11.9%	12.8%	6.4%	11.1%	14.5%

Adjustments to Net income (loss):

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	Dec. 31, 2017	Oct. 1, 2017	Jan. 1, 2017	Dec. 31, 2017	Jan. 1, 2017
GAAP net loss attributable to stockholders	$(568,677)	$(54,247)	$(275,118)	$(851,163)	$(471,064)
Adjustments based on IFRS:
8point3	2,281	(916)	6,301	11,924	54,379
Utility and power plant projects	(1,529)	3,367	2,542	31,390	10,274
Sale of operating lease assets	—	—	(10,086)	—	(1,889)
Sale-leaseback transactions	28,357	12,440	8,435	38,782	11,700
Other adjustments:
Impairment of residential lease assets	473,709	—	—	473,709	—
Cost of above-market polysilicon	81,804	33,461	92,235	166,906	148,265
Stock-based compensation expense	9,294	9,399	12,596	34,674	61,498
Amortization of intangible assets	8,769	3,026	3,018	19,048	17,369
Depreciation of idle equipment	2,300	—	—	2,300	—
Non-cash interest expense	25	33	94	128	1,057
Goodwill impairment	—	—	—	—	57,765
Restructuring expense	2,769	3,517	175,774	21,045	207,189
Arbitration ruling	—	—	—	—	(5,852)
IPO-related costs	—	—	(339)	(82)	(304)
Other	—	—	—	—	(31)
Tax effect	(3,338)	19,407	(12,200)	16,932	(5,315)
Non-GAAP net income (loss) attributable to stockholders	$35,764	$29,487	$3,252	$(34,407)	$85,041

Adjustments to Net income (loss) per diluted share:

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	Dec. 31, 2017	Oct. 1, 2017	Jan. 1, 2017	Dec. 31, 2017	Jan. 1, 2017
Net income (loss) per diluted share
Numerator:
GAAP net loss available to common stockholders[1]	$(568,677)	$(54,247)	$(275,118)	$(851,163)	$(471,064)
Non-GAAP net income (loss) available to common stockholders[1]	$35,764	$29,487	$3,252	$(34,407)	$85,041

Denominator:
GAAP weighted-average shares	139,613	139,517	138,442	139,370	137,985
Effect of dilutive securities:
Stock options	—	—	—	—	—
Restricted stock units	1,570	1,863	66	—	530
Upfront Warrants (held by Total)	49	1,406	—	—	3,721
Warrants (under the CSO2015)	—	—	—	—	—
0.75% debentures due 2018	—	—	—	—	—
Non-GAAP weighted-average shares[1]	141,232	142,786	138,508	139,370	142,236

GAAP net loss per diluted share	$(4.07)	$(0.39)	$(1.99)	$(6.11)	$(3.41)
Non-GAAP net income (loss) per diluted share	$0.25	$0.21	$0.02	$(0.25)	$0.60

[1]
In accordance with the if-converted method, net income (loss) available to common stockholders excludes interest expense related to the 0.75%, 0.875% and 4.0% debentures if the debentures are considered converted in the calculation of net income (loss) per diluted share. If the conversion option for a debenture is not in the money for the relevant period, the potential conversion of the debenture under the if-converted method is excluded from the calculation of non-GAAP net income (loss) per diluted share.

Adjusted EBITDA:

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	Dec. 31, 2017	Oct. 1, 2017	Jan. 1, 2017	Dec. 31, 2017	Jan. 1, 2017
GAAP net loss attributable to stockholders	$(568,677)	$(54,247)	$(275,118)	$(851,163)	$(471,064)
Adjustments based on IFRS:
8point3	2,281	(916)	6,301	11,924	54,379
Utility and power plant projects	(1,529)	3,367	2,542	31,390	10,274
Sale of operating lease assets	—	—	(10,086)	—	(1,889)
Sale-leaseback transactions	28,357	12,440	8,435	38,782	11,700
Other adjustments:
Impairment of residential lease assets	473,709	—	—	473,709	—
Cost of above-market polysilicon	81,804	33,461	92,235	166,906	148,265
Stock-based compensation expense	9,294	9,399	12,596	34,674	61,498
Amortization of intangible assets	8,769	3,026	3,018	19,048	17,369
Depreciation of idle equipment	2,300	—	—	2,300	—
Non-cash interest expense	25	33	94	128	1,057
Goodwill impairment	—	—	—	—	57,765
Restructuring expense	2,769	3,517	175,774	21,045	207,189
Arbitration ruling	—	—	—	—	(5,852)
IPO-related costs	—	—	(339)	(82)	(304)
Other	—	—	—	—	(31)
Cash interest expense, net of interest income	22,058	19,492	17,416	79,965	57,734
Provision for (benefit from) income taxes	(2,870)	(5,457)	(9,559)	(3,943)	7,319
Depreciation	41,960	43,161	48,099	164,970	156,464
Adjusted EBITDA	$100,250	$67,276	$71,408	$189,653	$311,873

Q1 2018 and FY 2018 GUIDANCE

(in thousands except percentages)	Q1 2018	FY 2018
Revenue (GAAP)	$280,000-$330,000	$1,600,000-$2,000,000
Revenue (non-GAAP)[1]	$300,000-350,000	$1,800,000-$2,200,000
Gross margin (GAAP)	(2.5)%-(0.5)%	N/A
Gross margin (non-GAAP)[2]	4%-6%	N/A
Net loss (GAAP)	$90,000-$110,000	N/A
Adjusted EBITDA[3]	$5,000-$25,000	N/A

1.
Estimated non-GAAP amounts above for Q1 2018 include net adjustments that increase revenue by approximately $20 million related to sale-leaseback transactions. Estimated non-GAAP amounts above for fiscal 2018 include net adjustments that increase revenue by approximately $200 million related to sale-leaseback transactions.

2.
Estimated non-GAAP amounts above for Q1 2018 include net adjustments that increase gross margin by approximately $20 million related to cost of above-market polysilicon, $3 million related to stock-based compensation expense, and $1 million related to amortization of intangible assets.

3.
Estimated Adjusted EBITDA amounts above for Q1 2018 include net adjustments that decrease net loss by approximately $20 million related to impairment of lease assets, $20 million related to cost of above-market polysilicon, $9 million related to stock-based compensation expense, $3 million related to amortization of intangible assets, $1 million related to restructuring, $24 million related to interest expense, $2 million related to income taxes, and $36 million related to depreciation.

SUPPLEMENTAL DATA
(In thousands, except percentages)

The following supplemental data represent the adjustments, individual charges and credits that are included or excluded from SunPower's non-GAAP revenue, gross profit/margin, net income (loss) and net income (loss) per diluted share measures for each period presented in the Consolidated Statements of Operations contained herein.

THREE MONTHS ENDED

	December 31, 2017
	Revenue			Gross Profit / Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$175,652	$147,559	$334,889	$9,969	5.7%	$(27,389)	(18.6)%	$2,188	0.7%								$(568,677)
Adjustments based on IFRS:
8point3	(1,330)	—	82	(467)		—		35		—	—	—	1,155	—	1,558	—	2,281
Utility and power plant projects	—	6,788	(3,482)	—		484		(2,013)		—	—	—	—	—	—	—	(1,529)
Sale-leaseback transactions	—	163,837	—	—		25,956		(117)		—	—	—	2,518	—	—	—	28,357
Other adjustments:
Impairment of residential lease assets	—	—	—	—		—		—		—	624,335	—	—	—	—	(150,626)	473,709
Cost of above-market polysilicon	—	—	—	17,674		30,056		34,074		—	—	—	—	—	—	—	81,804
Stock-based compensation expense	—	—	—	482		810		1,491		1,131	5,380	—	—	—	—	—	9,294
Amortization of intangible assets	—	—	—	852		873		780		—	6,264	—	—	—	—	—	8,769
Depreciation of idle equipment	—	—	—	533		834		933		—	—	—	—	—	—	—	2,300
Non-cash interest expense	—	—	—	—		1		1		4	19	—	—	—	—	—	25
Restructuring expense	—	—	—	—		—		—		—	—	2,769	—	—	—	—	2,769
Tax effect	—	—	—	—		—		—		—	—	—	—	(3,338)	—	—	(3,338)
Non-GAAP	$174,322	$318,184	$331,489	$29,043	16.7%	$31,625	9.9%	$37,372	11.3%								$35,764

	October 1, 2017
	Revenue			Gross Profit / Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$153,258	$106,005	$217,928	$26,644	17.4%	$6,017	5.7%	$(17,003)	(7.8)%							$(54,247)
Adjustments based on IFRS:
8point3	(1,345)	334	112	(480)		212		(109)		—	—	—	1,070	—	(1,609)	(916)
Utility and power plant projects	—	—	5,887	—		—		3,367		—	—	—	—	—	—	3,367
Sale-leaseback transactions	—	51,412	—	—		10,701		(32)		—	—	—	1,771	—	—	12,440
Other adjustments:
Cost of above-market polysilicon	—	—	—	4,751		6,996		21,714		—	—	—	—	—	—	33,461
Stock-based compensation expense	—	—	—	869		750		1,256		1,661	4,863	—	—	—	—	9,399
Amortization of intangible assets	—	—	—	847		821		899		—	459	—	—	—	—	3,026
Non-cash interest expense	—	—	—	2		3		5		4	19	—	—	—	—	33
Restructuring expense	—	—	—	—		—		—		—	—	3,517	—	—	—	3,517
Tax effect	—	—	—	—		—		—		—	—	—	—	19,407	—	19,407
Non-GAAP	$151,913	$157,751	$223,927	$32,633	21.5%	$25,500	16.2%	$10,097	4.5%							$29,487

	January 1, 2017
	Revenue			Gross Profit / Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$220,464	$146,874	$657,551	$12,860	5.8%	$(24,470)	(16.7)%	$(20,463)	(3.1)%							$(275,118)
Adjustments based on IFRS:
8point3	(1,313)	2,189	44,115	(503)		1,410		669		—	—	—	1,075	—	3,650	6,301
Utility and power plant projects	—	—	(4,047)	—		—		2,542		—	—	—	—	—	—	2,542
Sale of operating lease assets	(34,406)	—	—	(10,105)		—		—		—	—	—	19	—	—	(10,086)
Sale-leaseback transactions	—	65,887	—	—		8,278		—		—	—	—	157	—	—	8,435
Other adjustments:
Cost of above-market polysilicon	—	—	—	28,377		28,306		35,552		—	—	—	—	—	—	92,235
Stock-based compensation expense	—	—	—	902		1,093		2,964		2,141	5,496	—	—	—	—	12,596
Amortization of intangible assets	—	—	—	1,109		957		502		—	450	—	—	—	—	3,018
Non-cash interest expense	—	—	—	26		24		20		3	21	—	—	—	—	94
Restructuring expense	—	—	—	—		—		—		—	—	175,774	—	—	—	175,774
IPO-related costs	—	—	—	—		—		—		—	(339)	—	—	—	—	(339)
Tax effect	—	—	—	—		—		—		—	—	—	—	(12,200)	—	(12,200)
Non-GAAP	$184,745	$214,950	$697,619	$32,666	17.7%	$15,598	7.3%	$21,786	3.1%							$3,252

TWELVE MONTHS ENDED

	December 31, 2017
	Revenue			Gross Profit / Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$622,066	$461,932	$787,815	$78,025	12.5%	$(21,163)	(4.6)%	$(72,133)	(9.2)%								$(851,163)
Adjustments based on IFRS:
8point3	(5,331)	4,471	(797)	(1,927)		2,796		381		—	—	—	9,351	—	1,323	—	11,924
Utility and power plant projects	—	7,115	(21,367)	—		811		30,579		—	—	—	—	—	—	—	31,390
Sale-leaseback transactions	—	242,217	30,437	—		31,767		(673)		—	—	—	7,688	—	—	—	38,782
Other adjustments:
Impairment of residential lease assets	—	—	—	—		—		—		—	624,335	—	—	—	—	(150,626)	473,709
Cost of above-market polysilicon	—	—	—	31,507		49,184		86,215		—	—	—	—	—	—	—	166,906
Stock-based compensation expense	—	—	—	1,875		2,102		3,917		5,356	21,424	—	—	—	—	—	34,674
Amortization of intangible assets	—	—	—	3,783		3,202		3,221		1,201	7,641	—	—	—	—	—	19,048
Depreciation of idle equipment	—	—	—	533		834		933		—	—	—	—	—	—	—	2,300
Non-cash interest expense	—	—	—	8		9		15		16	80	—	—	—	—	—	128
Restructuring expense	—	—	—	—		—		—		—	—	21,045	—	—	—	—	21,045
IPO-related costs	—	—	—	—		—		—		—	(82)	—	—	—	—	—	(82)
Tax effect	—	—	—	—		—		—		—	—	—	—	16,932	—	—	16,932
Non-GAAP	$616,735	$715,735	$796,088	$113,804	18.5%	$69,542	9.7%	$52,455	6.6%								$(34,407)

	January 1, 2017
	Revenue			Gross Profit / Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$720,331	$436,915	$1,402,316	$116,772	16.2%	$(1,796)	(0.4)%	$74,990	5.3%							$(471,064)
Adjustments based on IFRS:
8point3	(5,248)	5,370	61,596	(1,657)		3,751		8,418		—	—	—	4,260	—	39,607	54,379
Utility and power plant projects	—	—	9,443	—		—		10,274		—	—	—	—	—	—	10,274
Sale of operating lease assets	(6,396)	—	—	(1,942)		—		—		—	—	—	53	—	—	(1,889)
Sale-leaseback transactions	—	78,533	—	—		11,351		—		—	—	—	349	—	—	11,700
Other adjustments:
Cost of above-market polysilicon	—	—	—	41,311		37,868		69,086		—	—	—	—	—	—	148,265
Stock-based compensation expense	—	—	—	5,464		4,234		10,879		11,073	29,848	—	—	—	—	61,498
Amortization of intangible assets	—	—	—	2,965		3,059		1,655		3,007	6,683	—	—	—	—	17,369
Non-cash interest expense	—	—	—	227		199		530		17	84	—	—	—	—	1,057
Goodwill impairment	—	—	—	—		—		—		—	—	—	57,765	—	—	57,765
Restructuring expense	—	—	—	—		—		—		—	—	207,189	—	—	—	207,189
Arbitration ruling	—	—	—	(1,345)		(922)		(3,585)		—	—	—	—	—	—	(5,852)
IPO-related costs	—	—	—	—		—		—		—	(304)	—	—	—	—	(304)
Other	—	—	—	—		—		—		—	(32)	—	1	—	—	(31)
Tax effect	—	—	—	—		—		—		—	—	—	—	(5,315)	—	(5,315)
Non-GAAP	$708,687	$520,818	$1,473,355	$161,795	22.8%	$57,744	11.1%	$172,247	11.7%							$85,041